UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2025

EVERSOURCE ENERGY

(Exact name of registrant as specified in its charter)

Massachusetts	001-05324	04-2147929
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Cadwell Drive, Springfield, Massachusetts, 01104

(Address of principal executive offices, including zip code)

(800) 286-5000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, $5.00 par value per share	ES	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of the chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of the chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On December 3, 2025, at a meeting of the Board of Trustees (the “Board”) of Eversource Energy (the “Company”), Warren Robert Mudge was elected to serve as a Trustee, effective January 1, 2026. The Board also appointed Mr. Mudge to serve as a member of the Audit Committee and the Finance and Risk Management Committee.

Mr. Mudge’s initial term as a Trustee will continue until the Company’s 2026 Annual Meeting of Shareholders to be held in May 2026. Mr. Mudge will receive an annual cash retainer in the amount of $125,000 for service on the Board during his term of office, including participation in all Board and Committee meetings. Mr. Mudge will also be entitled to receive a grant under the Eversource Incentive Plan on January 15, 2026 (the tenth business day of 2026), equal to that number of Restricted Stock Units (“RSUs”) resulting from dividing $175,000 by the average closing price of Eversource Energy common shares as reported on the New York Stock Exchange for the 10 trading days immediately preceding the date of grant, rounded to the nearest whole RSU.

Mr. Mudge, age 65, has served as a director of UniTek Global Services, a privately-held engineering, construction and customer operations telecom services company, since 2018. From 2021 to 2023, Mr. Mudge served as Chief Executive Officer of Connect Holding LLC, doing business as Brightspeed Communications, a privately-held telecom and Internet service provider with operations in 20 states. From 2020 to 2021, he served as a director of Windstream Holdings, Inc., a provider of voice and data network communications to businesses in the U.S. Mr. Mudge spent the bulk of his professional career (1983 to 2017) with Verizon Communications, Inc., serving in positions of increasing responsibility and culminating with seven years as Chief Operating Officer and Executive Vice President. In this role, he directed the transformation of traditional telco operations into a fiber-based platform serving more than 20 million homes and businesses and retrained Verizon’s workforce to meet new demands and requirements.

There is no arrangement or understanding between Mr. Mudge and any other person pursuant to which he was elected as Trustee. Mr. Mudge does not have any transactions with related persons in which the Company is a participant that would require disclosure pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s news release announcing Mr. Mudge’s election is attached as Exhibit 99.1 to the Form 8-K and incorporated herein by reference.

Also at its meeting on December 3, 2025, the Board appointed David H. Long as the Chair of the Governance, Environmental and Sustainability Committee, effective January 1, 2026. The members of the Governance, Environmental and Sustainability Committee will remain David H. Long, Cotton M. Cleveland, Linda Dorcena Forry and Gregory M. Jones.

Finally, the Board approved changes to its Corporate Governance Guidelines to outline more precisely the Lead Independent Trustee’s responsibilities. The Corporate Governance Guidelines are available on our website at https://www.eversource.com/Content/general/about/investors/corporate-governance/guidelines.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
99.1	Press release of the Company, dated December 5, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERSOURCE ENERGY
(Registrant)

December 5, 2025	By:	/s/ James W. Hunt, III
James W. Hunt, III
Executive Vice President – Corporate Relations and Sustainability and Secretary